UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2024

Veritone, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38093	47-1161641
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 Platte Street 2nd Floor
Denver, Colorado		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 507-1737

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VERI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Veritone, Inc. (the “Company”) previously entered into an independent contractor services agreement (the “Original Consulting Agreement”) with Steel Holdings, LLC that became effective on January 1, 2023. Steel Holdings, LLC is an entity affiliated with Chad Steelberg, the Company’s Chairman of the Board of Directors and former Chief Executive Officer. Pursuant to the Original Consulting Agreement, the Company retained Mr. Steelberg’s services as a consultant to the Company.

On January 23, 2024, the Company entered into an amended and restated independent contractor services agreement with Steel Holdings, LLC (the “Amended Consulting Agreement”), which supersedes and replaces the Original Consulting Agreement.

Pursuant to the Amended Consulting Agreement, Mr. Steelberg will provide technical advisory services related to the Company’s software, software architecture and technology strategy as requested by the Company’s Chief Executive Officer until December 31, 2025, the termination date of the Amended Consulting Agreement. In consideration for such services, the Company will pay to Steel Holdings, LLC (i) $1.0 million in cash on July 1, 2024 and (ii) $50,000 per month in cash for the period from January 2024 through December 2025. The Company will reimburse Steel Holdings, LLC for reasonable and documented expenses incurred in connection with providing the services in accordance with Company’s standard Travel and Expense policies.

The Amended Consulting Agreement may be terminated by either party with 90 days’ notice. If the Company terminates the Amended Consulting Agreement for any reason other than Steel Holdings, LLC’s material breach, then any remaining compensation payments under the Amended Consulting Agreement will become due and payable. In the event of a Change in Control (as defined in the Company’s 2017 Equity Incentive Plan), the Amended Consulting Agreement will terminate as of the effective date of the Change in Control and any remaining payments will become due and payable.

The foregoing description of the Amended Consulting Agreement is qualified in its entirety by reference to the full text of the Amended Consulting Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

The Board of Directors of the Company appointed Ryan Steelberg, the Company’s Chief Executive Officer, as Chairman of the Board of Directors of the Company, effective as of January 22, 2024. Chad Steelberg, the former Chairman of the Board of Directors of the Company, will continue to serve as a member of the Board of Directors of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NO.	DESCRIPTION

10.1†	Amended and Restated Independent Contractor Services Agreement, dated January 23, 2024, between Veritone, Inc. and Steel Holdings, LLC.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101).

†

The Company has omitted portions of the referenced exhibit pursuant to Item 601(b) of Regulation S-K because it (a) is not material and (b) is the type of information that the Company both customarily and actually treats as private and confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veritone, Inc.

Date: January 23, 2024	By:	/s/ Michael L. Zemetra
Michael L. Zemetra Executive Vice President, Chief Financial Officer and Treasurer